Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: Synacor, Inc., a Delaware corporation

Number of Shares: 480,000, subject to adjustment

Class of Stock: Common Stock, $0.01 par value per share

Warrant Price: $3.00 per share, subject to adjustment

Issue Date: September 14, 2015

Expiration Date: September 14, 2018

This Warrant is issued in connection with that certain Asset Purchase Agreement dated as of August 18, 2015 among the Company, Sync Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, and Zimbra, Inc., a Texas corporation (as amended and in effect from time to time, the “Asset Purchase Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, TZ HOLDINGS, INC. f/k/a Zimbra, Inc. (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, referred to hereinafter as “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price per Share, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1 EXERCISE.

1.1. Exercisability. This Warrant shall become exercisable with respect to 1/6th of the Shares on the first anniversary of the Closing Date (as defined in the Asset Purchase Agreement). An additional 1/6th of the Shares shall become exercisable on the same date in each of the next five months thereafter.

1.2. Method of Exercise. Subject to Article 1.1, Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.3, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.3. Conversion Right. Subject to Article 1.1, in lieu of exercising this Warrant as specified in Article 1.2, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.4.

1.4. Fair Market Value. If shares of the Class are then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, the fair market value of a Share shall be the closing price of a share of the Class reported on the principal such exchange, system or market for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of the Class are not then publicly listed or quoted on one or more securities exchanges, inter-dealer quotation systems or over-the-counter markets, then the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.5. Delivery of Shares. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall instruct its transfer agent to deliver the shares acquired in book-entry form and, if this Warrant has not been fully exercised or converted and has not expired, the Company shall execute and deliver to Holder a new warrant of like tenor representing the Shares not so acquired.

1.6. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.7. Treatment of Warrant upon Acquisition of Company.

1.7.1. “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding equity securities of the Company where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction.

1.7.2. Treatment of Warrant at Acquisition.

A) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities, either (a) Holder shall, subject to Article 1.1, exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing, which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “Bona Fide Asset Sale”), either (a) Holder shall, subject to Article 1.1, exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such Bona Fide Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing, which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

C) Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used in this Article 1.7, (x) “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable, and (y) “Marketable Securities” shall mean securities meeting both of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; and (ii) the class and series of shares or other security of the issuer that would be received by the Holder in connection with the Acquisition were the Holder to exercise this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market.

ARTICLE 2 ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, recapitalization, reorganization or other event affecting the outstanding shares of the Class, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such reclassification, exchange, substitution, recapitalization, reorganization or other event, at an aggregate Warrant Price not exceeding the aggregate Warrant Price in effect as of immediately prior thereto. The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.4 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution, recapitalization, reorganization or other event. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, recapitalizations, reorganizations and other events.

2.3 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant, and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.4 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

ARTICLE 3 REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock; (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; or (d) to effect an Acquisition or to liquidate, dissolve or wind up, then in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

3.3 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4 REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5 MISCELLANEOUS.

5.1 Term: Subject to Article 1.1, this Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO TZ HOLDINGS, INC. F/K/A ZIMBRA, INC. DATED AS OF SEPTEMBER 14, 2015 MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and/or the Shares issued upon exercise or conversion of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).

5.4 Transfer Procedure.

5.4.1 This Warrant may not be transferred with respect to Shares that have not become exercisable in accordance with the provisions of Article 1.1.

5.4.2 Subject to the provisions of Articles 5.3 and 5.4.1 and upon providing the Company with written notice, TZ Holdings, Inc. may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) solely to its stockholders, provided, however, (i) in connection with any such transfer, TZ Holdings, Inc. will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferees and Holder will surrender this Warrant to the Company for reissuance to the transferees (and Holder if applicable), and (ii) such stockholders agree in writing with the Company that any subsequent transfer of this Warrant or any shares issued upon exercise or conversion thereof by them shall be made only through a nationally recognized broker approved by the Company, such approval to not be unreasonably withheld, conditioned or delayed. Except for a transfer as described in the foregoing sentence, this Warrant and the Shares issuable upon exercise of this Warrant shall not be transferable without the Company’s prior written consent, such consent to not be unreasonably withheld, conditioned or delayed. The foregoing provisions of this Article 5.4 shall not apply to a public sale of any Shares issued on exercise or conversion of this Warrant pursuant to the provisions of Rule 144 promulgated under the Act.

5.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the same day if delivered personally, (b) one business day after being sent via a reputable overnight courier service to the following addresses, (c) three (3) business days after being mailed by registered or certified mail (return receipt requested) to the following addresses, or (d) on the same day if sent by email, confirmation received by email or phone, to the parties at the following email addresses and phone numbers (in each case, or at such other address, email address or phone number for a party as shall be specified by like notice):

If to Company, to:	with copy to:

Synacor, Inc. 40 La Riviere Drive, Suite 300 Buffalo, NY 14202 Attention: William Stuart, CFO Email: wstuart@synacor.com Phone: 716-853-1362	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 220 West 42nd Street, 17th Floor New York, NY 10036 Attention: Brian Hutchings Email: bhutchings@gunder.com Phone: 212-430-3150

If to Holder, to:	with copy to:

TZ Holdings, Inc. c/o Bell Nunnally & Martin LLP 3232 McKinney Avenue, Suite 1400 Dallas, TX 75206 Attention: Ray Balestri Email: rayb@bellnunnally.com Phone: 214-740-1480	Bell Nunnally & Martin LLP 3232 McKinney Avenue, Suite 1400 Dallas, TX 75206 Attention: Ray Balestri E-mail: rayb@bellnunnally.com Phone: 214-740-1480

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.9 Entire Agreement; Amendments. This Warrant constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Warrant may be amended except by an instrument executed by each of the parties hereto.

5.10 Governing Law. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

5.11 Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in the State of New York. By execution and delivery of this Warrant, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in New York County, State of New York; (b) waives any objection as to jurisdiction or venue in New York County, State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Article 5.5, and shall be deemed effective and received as set forth in Article 5.5. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

5.12 Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising under or in connection with this Warrant be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND HOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST HOLDER OR ITS ASSIGNEE OR BY HOLDER OR ITS ASSIGNEE AGAINST THE COMPANY RELATING TO THIS WARRANT. This waiver extends to all such Claims, including Claims that involve persons or entities other the Company and Holder; Claims that arise out of or are in any way connected to the relationship between the Company and Holder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

5.13 Arbitration. If the Mutual Waiver of Jury Trial set forth in Article 5.12 is ineffective or unenforceable, the parties agree that all Claims shall be finally determined by one arbitrator chosen by the Company and Holder. Any such arbitration shall be finally settled in accordance with the arbitration rules of the International Chamber of Commerce (“ICC”), Paris, then in force by such arbitrator appointed in accordance with said rules. The appointing authority shall be the ICC Court of Arbitration. The place of arbitration shall be New York, New York, U.S.A. The proceedings shall be in English. The award rendered shall be final and binding on both parties. Judgment on the award may be entered in any court of competent jurisdiction. Any discovery conducted pursuant to any such arbitration shall be limited to a duration of sixty (60) days. Each party shall bear its own costs and legal fees, and the parties shall share equally the fees and expenses of the arbitrator. The arbitrator’s decision shall be final, unappealable and binding.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its officers thereunto duly authorized as of the Issue Date.

“COMPANY”

SYNACOR, INC.

By:	/s/ William J. Stuart

Name:	William J. Stuart
(Print)

Title:	CFO

“HOLDER”

TZ HOLDINGS, INC. formerly known as Zimbra, Inc.

By:	/s/ C. PATRICK BRANDT

Name:	C. PATRICK BRANDT
(Print)

Title:	CHAIRMAN

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                  shares of the Common Stock of Synacor, Inc. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised for                  of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):